February 28, 1997



Gabelli Capital Series Funds, Inc.
One Corporate Center
Rye, New York  10580

                  Re:      Rule 24f-2 Notice

Ladies and Gentlemen:

                  We understand that Gabelli Capital Series Funds, Inc., a Maryland corporation (the "Corporation"), is about to file a Rule 24f-2 Notice with the Securities and Exchange Commission (the "Commission") pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, addressing the registration of 2,913,475 shares, par value $.001 per share, of the Corporation's Gabelli Capital Asset Fund Common Stock (the "Shares"), sold pursuant to Rule 24f-2 during the Corporation's fiscal year ended December 31, 1996.

                  We have acted as special Maryland counsel for the Corporation since its organization and are familiar with its Charter and Bylaws. We have examined the Rule 24f-2 Notice and the Prospectus and Statement of Additional Information included in the Corporation's Registration Statement on Form N-1A, as amended (the "Prospectus"). We have also examined and relied upon such corporate records of the Corporation and other documents and certificates as to factual matters as we deem necessary for the purpose of this opinion, including a certificate of the Treasurer of the Corporation to the effect that the Corporation or its authorized agent received the authorized payment for the Shares, that the Shares were issued in accordance with the terms described in the Prospectus, and that the number of Shares outstanding during fiscal year 1996 did not, at any time, exceed the number of shares of the Gabelli Capital Asset Fund authorized in the Corporation's Charter.

                  We have also assumed, without independent verification, the genuineness of signatures on, and the authenticity of, all documents furnished to us and the conformity of copies to the originals.


                  Based upon the foregoing, we are of the opinion that:

     1. The Corporation is a duly organized and validly existing corporation under the laws of the State of Maryland; and

                  2. The Shares of the Corporation's Gabelli Capital Asset Fund to be registered as addressed in the Rule 24f-2 Notice that you provided to us, when issued, were validly and legally issued and fully paid and nonassessable under the laws of the State of Maryland.

                  This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

                  We consent to the filing of this opinion with the Commission in connection with the filing of the Corporation's Rule 24f-2 Notice for the fiscal year ended December 31, 1996. In giving this consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder. This opinion may not be relied upon by any other person or for any other purpose without our prior written consent.

                                Very truly yours,
                                            /s/ Venable, Baetjer and Howard, LLP


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